GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3786
Dated April 9, 2002	Dated September 20, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated April 16, 2002	No. 333-84462

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: September 20, 2002

Settlement Date (Original Issue Date): September 25, 2002

Maturity Date: March 15, 2005

Principal Amount (in Specified Currency): US$ 250,000,000

Price to Public (Issue Price): 99.8223% (plus accrued interest from and including September 16, 2002, to but excluding September 25, 2002).

Agent's Discount or Commission: 0.225%

Net Proceeds to Issuer: US$ 248,993,250 (plus accrued interest from and including September 16, 2002, to but excluding September 25, 2002)

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): Three Month USD LIBOR plus 12.5 basis points

Spread Multiplier: N/A

Index Maturity: Three Months

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
Page 2
Pricing Supplement No. 3786
Dated September 20, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Interest Payment Period: Quarterly

Interest Payment Dates: Quarterly on each March 15th, June 15th, September 15th and December 15th , commencing December 15, 2002.

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on the three month USD LIBOR plus 12.5 basis points.

Interest Reset Periods and Dates: Quarterly on each Interest Payment Date.

Interest Determination Dates: Quarterly, two London Business Days prior to each Interest Reset Date.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GXX7

ISIN No.: US36962GXX77

Common Code: 014521739

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
Page 3
Pricing Supplement No. 3786
Dated September 20, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Information:

Reopening of Issue

Reopening of Issue:

Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes Reopening of Issue" as described in the Prospectus Supplement dated April 16, 2002.

The Notes are intended to be fully fungible with and will be consolidated and form a single issue for all purposes with the Companys issue of US$ 4,000,000,000 Floating Rate Notes due March 15, 2005, described in the Companys Pricing Supplement number 3715 dated March 13, 2002 (as revised on March 18, 2002).

Recent Events.

On July 26, 2002, General Electric Company ("GE") announced organizational changes that will result in the businesses that comprise GE Capital Services becoming four separate businesses, effective August 1, 2002: GE Commercial Finance, GE Insurance, GE Consumer Finance and GE Equipment Management. Each of these businesses will report directly to Jeff Immelt, Chairman and Chief Executive Officer of GE and GE Vice Chariman, Dennis Dammerman. GE Capital Services and GE Capital Corporation will remain legal entities and continue as the major borrowers of funds necessary to support all of GEs financial services activities.

(Floating Rate)
Page 4
Pricing Supplement No. 3786
Dated September 20, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

General.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

At June 29, 2002 the Company had outstanding indebtedness totaling $249.497 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 29, 2002 excluding subordinated notes payable after one year was equal to $248.614 billion.
		Year Ended December 31,			Six Months ended June 29, 2002
1997	1998	1999	2000	2001
1.48	1.50	1.60	1.52	1.72	1.61

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts, (collectively, the "Underwriters"), as principal, at 99.8223% of the aggregate principal amount less an underwriting discount equal to 0.225% of the principal amount of the Notes.

Institution J.P. Morgan Securities Inc.	Commitment $83,350,000
Lehman Brothers Inc.	$83,325,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$83,325,000

Total	$250,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.